Exhibit 10

August 2, 2005

Via Hand Delivery

Mr. David Alexander

Family Dollar Stores, Inc.

10401 Monroe Road

Matthews, NC 28105

Re:  Resignation, Effective August 4, 2005

Dear David:

This letter (this “Letter”) confirms your voluntary resignation, effective 5:00 p.m., August 4, 2005 (the “Termination Date”), from your position as President and Chief Operating Officer of Family Dollar Stores, Inc. (the “Company”).  As a result of your resignation, your employment with the Company and all of the Company’s affiliates and subsidiaries in any and all capacities will discontinue as of the Termination Date.  I wish to remind you that your employment with the Company (and terms of your subsequent resignation) are governed by that certain Employment Agreement dated August 25, 2000 between the Company and yourself (collectively, with all amendments thereto, the “Employment Agreement”), including without limitation, Sections 4.01, 4.02, 6.01, 6.03, 6.04, 6.05, 6.06 and 7 of the Employment Agreement.

Pursuant to Section 6.06 of the Employment Agreement, you acknowledge that you will not discuss your resignation or any other aspect of your employment with any representatives of the media, either directly or indirectly, without the written consent and approval of the Company.  You further agree that you will not discuss the fact or details of your resignation or any other aspect of your employment with anyone other than your personal attorney, the Company’s CEO, CFO or General Counsel prior to the date the Company has formally announced your resignation on or around August 4, 2005.  Furthermore, you acknowledge that you are no longer entitled to communicate on behalf of the Company on substantive matters concerning the Company or its securities with securities market professionals under the Securities and Exchange Commission’s Regulation FD.  Following the Termination Date, you agree to comply with all Confidentiality provisions of your Employment Agreement.

Pursuant to Section 4.01 of the Employment Agreement, you acknowledge and agree that you will comply with the terms of the covenant not to compete as well as the non-solicitation clause contained in your Employment Agreement.

The Company agrees to pay you your regular salary through February 3, 2006, less applicable federal and state withholding taxes and other standard deductions (the “Resignation Severance”); provided, however, that should you accept or begin other employment as an employee, consultant or in any other capacity prior to February 3, 2006, any unpaid balance of the Resignation Severance as of the date of such new employment shall be (1) eliminated if your monthly base salary and all other monthly remuneration and compensation from the new employment exceeds your monthly base salary in effect on the Termination Date, or (2) reduced to the amount by which your monthly base salary in effect on the Termination Date exceeds your monthly base salary and all other monthly remuneration and compensation from the new employment.  Moreover, you agree to pursue reasonable, good faith efforts to obtain other employment in a position suitable to your background and experience and to notify the Company within three business days of obtaining other employment during the time in which you are receiving the Resignation Severance.

Payments of Resignation Severance will be made in bi-weekly installments, at or about the time the Company distributes its regular bi-weekly payroll checks.  You understand that such payments will be forwarded by first class U.S. Mail addressed to your home address on file with the Company, commencing with the regular Company pay day following the Termination Date.  You recognize and agree that this payment represents a benefit you would not otherwise be entitled to receive under the Employment Agreement.

You agree that you will return to the Company on or prior to the Termination Date all Company property, including all keys, identification badges, credit cards, computers, computer disks, Company vehicles, cellular telephones, merchandise, documents, forms, correspondence, data and other materials related to your work.

Please note that as a designated Section 16 reporting officer under the Securities Exchange Act of 1934, you remain subject to the SEC’s ongoing reporting requirements for the next six months.  You also remain subject to the Company’s mandatory pre-clearance procedures for the sale of stock or the exercise of any options.   Though we will be happy to assist you with SEC compliance, it is ultimately your responsibility to ensure you comply with the SEC’s requirements.

You acknowledge that the Employment Agreement and this Letter set forth all of the terms of the understanding between the Company and yourself, and neither may be waived, changed or modified orally or by any course of dealing between the Company and yourself, but only by an instrument in writing signed by the party against whom any waiver, change or modification is sought.

If any provision herein shall be deemed or declared unenforceable, invalid or void, the same shall not impair any of the other provisions contained herein which shall be enforced in accordance with their respective terms.  The laws of the State of North Carolina shall govern and be applicable to this agreement and any interpretation or construction thereof, and the jurisdiction and venue for any dispute arising hereunder shall be vested in courts sitting in Mecklenburg County, NC.

Notwithstanding anything contained in Section 6.02 of the Employment Agreement to the contrary, this Letter shall remain in full force and effect following the Termination Date.

You acknowledge that you have had an adequate and reasonable period of time to read, deliberate and consult with counsel regarding this letter.

David, it has been a pleasure to work with you, and we appreciate the contributions you have made during your time with the Company.  We wish you the best in the future.

Very truly yours,

FAMILY DOLLAR STORES, INC.

	By:	/s/ Howard R. Levine
	Name:	Howard R. Levine
	Its:	Chief Executive Officer

Accepted and agreed:

/s/ R. David Alexander, Jr.
R. David Alexander, Jr.